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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the inclusion in this Post-effective Amendment No. 1 to the
Registration Statement on Form S-4 of our report dated September 27, 2004, relating to the consolidated financial statements of Phibro Animal Health Corporation, which appears in such Registration Statement. We also consent to the inclusion of our reports dated January 10, 2004 relating to the consolidated financial statements of Philipp Brothers Netherlands I B.V. and the financial statements of Phibro Animal Health SA (Belgium), which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Summary Historical and Unaudited Consolidated Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP

Florham Park, NJ
February 24, 2005